Filed pursuant to Rule 433.  Registration Statement Nos. 333-162219, 333-162219-01, 333-179685 and 333-179685-01.

The Trendpilot (TM) Series Notebook

Trendpilot(TM) Series ETNs

Important notice

IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc), The Royal Bank
of Scotland Group plc, The Royal Bank of Scotland NV (RBS NV) and RBS Holdings
NV (collectively, the RBS Entities) have filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the SEC for more complete information about the relevant RBS Entities and offerings.
You may get these documents for free by visiting EDGAR on the SEC website at
www.sec.gov. Alternatively, RBS N.V., RBS plc, RBS Securities Inc. or any
dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling
1-855-RBS-ETPS (toll-free).

We have derived all information contained herein regarding indices, including, without limitation, their make-up, from publicly available information. Such information reflects the policies of, and is subject to change by, the relevant index developer. We have not participated in the preparation of, or independently verified, such publicly available information.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the 'Risk Factors' section of the pricing supplement, before investing.

Risk considerations

An investment in the RBS ETNs involves significant risks. The applicable pricing supplement and prospectus for the RBS ETNs will describe material risks related to an investment in RBS ETNs. These risks include the following:
Credit risk of the relevant issuer and guarantor
[] RBS ETNs are unsecured and unsubordinated obligations of RBS NV or RBS plc, as the case may be, and are fully and unconditionally guaranteed by RBS
Holdings or RBS Group, respectively. If the applicable issuer fails to make any required payments on the RBS ETNs, your receipt of such payment will depend on the ability of the applicable guarantor to pay its obligations as they become due.
[] In addition, unlike ordinary debt securities, the RBS ETNs are not principal protected and do not pay interest. The RBS ETNs are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the
Deposit Insurance Fund or any other government agency.
Market risk
[] The return on an RBS ETN will depend on the performance of the underlying market measure(s) to which the RBS ETNs is linked. You may lose all or a significant amount of your investment in the RBS ETNs if the level(s) of the underlying market measure(s) were to decrease substantially.
Investor fees
[] The daily redemption value is the amount payable at maturity or upon early repurchase or redemption of your RBS ETNs and is reduced by the aggregate investor fee applicable to your RBS ETNs.
[] As a result, the level of the underlying market measure(s) to which your RBS
ETNs are linked must increase by an amount sufficient to offset the aggregate investor fee in order for you to receive at least the face amount of your investment at maturity or upon early repurchase or redemption.
[] If the level(s) of the underlying market measure(s) were to decrease or not increase sufficiently, you would receive less, and possibly significantly less, than your initial investment at maturity or upon early repurchase or redemption.
Liquidity risk
[] Even though RBS ETNs are expected to be listed on a US securities exchange, there is no guarantee that the listing will be maintained or that a secondary market will develop. The applicable issuer is not required to maintain any listing of RBS ETNs on any securities exchange.
Restrictions on your ability to offer RBS ETNs for repurchase by the relevant issuer
[] Through your broker, you may offer RBS ETNs for repurchase by the applicable issuer, subject to certain restrictions and procedures described in the applicable pricing supplement.
Call risk
[] The applicable issuer also has the right to redeem your RBS ETNs, in its sole discretion. If the applicable issuer elects to redeem your RBS ETNs, you may not be able to reinvest your proceeds in a comparable investment.

S and P 500([R]) Total Return Index May 31, 1991 to June 30, 2012

S and P 500([R]) Total Return Index

    2,500                                                                        October 9, 2007
                                         --- --- ------- ---                     -----------------

                                           September 1, 2000                     High 2,447.03
                                         -------------------                     ------------- ---

                             Bear Market   High 2,108.76
                                         --------------- ---     --- --- ------- ------

                                                                  October 9, 2002
                                                                 ----------------------

    1,975                                                         Low 1,108.91
                                                                 --------------- ------

                             Bull Market                          -47.4% decline
                                                                 --------------- ------ ------ --- ---

Clos ing Level 1,450
                                                                                        March (9,)Low:(2009) 676.53
                                                                                        ---------------------------

                                                                                        Low 1,095.March04 9, 2009
                                                                                        ---------------------------

                                               Low: 776.76                              -55.3% decline
                                                                                        --------------

                                               October 10, 2002
      925
                     --- --- ------- --- --- --- ------- --- --- --- --- ------- ------ ------ --- --- ------------ --- --- ---
 ------
      400
          May-       92  93       94 95  96  97  98      99  00  01  02  03          04    05  06  07  08           09  10  11
 Jun-12
           91
-------------------- --- --- ------- --- --- --- ------- --- --- --- --- ------- ------ ------ --- --- ------------ --- --- ---
 ------
 Source: Bloomberg
                         --- ------- --- --- --- ------- --- --- --- --- ------- ------ ------ --- --- ------------ --- --- ---
 ------

The Trendpilot™ Methodology

The Trendpilot™ Methodology uses a benchmark index simple moving average to determine when to get in and out of the market


A positive trend is established:
The Index will track the relevant Benchmark Index
If the closing level of the relevant Benchmark Index is at or above its historical 200¹-Index business day simple moving average for five² consecutive Index business days
A negative trend is established:
The Index will track the Cash Rate
If the closing level of the relevant Benchmark Index is below its historical 200¹-Index business day simple moving average for five² consecutive Index business days
Hypothetical Business Day Moving Average
Hypothetical Benchmark Index

Notes: (1) Some Trendpilot™ Indices may use a 100-Index business day simple moving average.

(2) Some Trendpilot™ Indices may use a three-day confirmation trigger.

This slide illustrates the Trendpilot™ methodology based on hypothetical movements in a hypothetical Benchmark Index and its 100 or 200-Index business day simple moving average. It does not reflect any actual performance of any Benchmark Index or any Trendpilot Index. This slide does not demonstrate historical data, and is not an indication of how any index will perform in the future. The hypothetical illustration above also does not include any fees, transaction costs or expenses. If neither of the above conditions is satisfied, the trend of the Benchmark Index will be the same as the trend of the Benchmark Index on the immediately preceding Index business day. The Index will implement any trend reversal at the open of trading on the second Index business day immediately following the Index business day on which the Benchmark Index trend switches from positive to negative or from negative to positive, as the case may be.

5

S&P 500® Total Return Index

Historical index performance comparison – May 22, 1991 to June 30, 2012

S&P 500® Total Return Index (6/30/1991 to 6/30/2012) annualized returns

YTD	1-Year	3-Year	5-Year	10-Year	Best Annual Return	Worst Annual Return
9.49%	5.45%	16.40%	0.22%	5.33%	34.70%	-26.21%
Index Dividend Yield[1] (as of 6/30/2012)						**2.09%**



Above the 200-Day Moving Average
Below the 200-Day Moving Average
S&P 500® Total Return Index
S&P 500® Total Return Index- 200 Day Moving Average
S&P 500® (Price Only) Index
Closing Level
2,500
2,000
1,500
1,000
500
0
2,363.79
1,362.16
RBS US Large Cap Trendpilot™ Index
Inception Date
Nov 16, 2010
5/1991
5/1994
5/1997
5/2000
5/2003
5/2006
5/2009
5/2012

Past performance is not indicative of future results. It is not possible to invest directly in an index.

Source: Bloomberg. Refer to the RBS US Large Cap Trendpilot™ ETN pricing supplement for additional information.

The graph above is the historical performance of the S&P 500® Total Return Index, S&P 500® (Price Only) Index and the S&P 500® Total Return Index 200-Day Moving Average. This illustration does not reflect any historical Trendpilot Index performance. The RBS US Large Cap Trendpilot™ Index (USD) was created on November 16, 2010.

Note: (1) Index Dividend Yield means the sum of the gross dividends paid on the securities comprising the S&P 500® Total Return Index (which is a total return index) over the prior 12 months ending 6/30/2012 divided by the closing level of the price return version of the S&P 500® Total Return Index as of 6/30/2012.

6

RBS

S and P MidCap 400([R]) Total Return Index

Historical index performance comparison -- October 20, 2000 to June 30, 2012

S and P 400([R]) Total Return Index (6/30/2001 to 6/30/2012) annualized returns
---------------------------------------------------------------------------------
         YTD 1-Year 3-Year                5-Year 10-Year Best Annual Worst Annual
                                                              Return  Return
------------ ------ --------------------- ------ ------- ----------- ------------
       7.90% -2.33% 19.36%                2.55%   8.21%       39.38% -28.02%
------------ ------ --------------------- ------ ------- ----------- ------------
Index Dividend Yield(1) (as of 6/30/2012)                              1.68%
----------------------------------------- ------ ------- ----------- ------------

                              Above the 200-Day Moving Average

                                                                                              -------
 ------------------------------- ------- --------
               1,600          Below the 200-Day Moving average

                                                                                              -------
 ------------------------------- ------- --------
                               S and P 400([R]) Total Return Index

               ----------                                                                     -------
 ------------------------------- ------- --------
               1,400           S and P 400([R]) Total Return Index 200-Day Moving Average

                               S and P 400([R]) (Price Only) Index

          1,279.52
               1,200

                                                                                      ------- -------
 -------------------------------
               1,000

          941.64

          941.64
C losing Level   800

                 600

                 400

                 200                                                                                                             TM

                                                                                                      RBS US Mid Cap Trendpilot
 Index
                                                                                                                Inception Date

                                                                                                                Jan 24, 2011

  -------
                   0

                  10/2000 10/2001 10/2002 10/2003 10/2004 10/2005                     10/2006 10/2007    10/2008 10/2009 10/2010
  10/2011

Past performance is not indicative of future results. It is not possible to invest directly in an index. Source: Bloomberg. Refer to the RBS Mid Cap
Trendpilot[] ETN pricing supplement for additional information.

The graph above is the historical performance of the S and P MidCap 400([R]) Total
Return Index, S and P MidCap 400([R]) (Price Only) Index and the S and P MidCap
400([R]) Total Return Index 200-Day Moving average. This illustration does not reflect any historical Trendpilot Index performance. The RBS US Mid Cap
Trendpilot[] Index (USD) was created on January 24, 2011.

Note: (1) Index Dividend Yield means the sum of the gross dividends paid on the securities comprising the S and P MidCap 400([R]) Total Return Index (which is a total return index) over the prior 12 months ending 6/30/2012 divided by the closing level of the price return version of the S and P MidCap 400([R]) Total
Return Index as of 6/30/2012.

NASDAQ -100([R]) Total Return Index(SM)

Historical index performance -- July 27, 1999 to June 30, 2012

NASDAQ -100([R]) Total Return Index (SM) (6/30/2000 to 6/30/2012) annualized returns

                                                    10-Year Best Annual Worst
Annual YTD 1-Year 3-Year 5-Year Return Return

15.44% 13.72% 22.01% 7.02% 10.13% 34.74% -51.35%

Index Dividend Yield(1) (as of 6/30/2012) 0.99%

               5,000

                                 ------                                                               ------
 ------------------------------------------------- --------
                                        Above the 100-Day Moving Average

               4,500

                                 ------                                                               ------
 ------------------------------------------------- --------
                                        Below the 100-Day Moving Average

                                 ------                                                               ------
 ------------------------------------------------- --------
                                        NASDAQ-100([R]) Total Return Index(SM)

               4,000

                                 ------

                                        NASDAQ-100([R]) Total Return Index(SM) 100-Day Moving Average

                                                                                                      ------
 ------------------------------------------------- --------
               3,500

               3,000

                           2,765.21
               2,500

Closin g Level 2,000

               1,500

               1,000

                 500                                                                                           RBS NASDAQ-100 ([R])
 Trendpilot (TM) Index (SM)

 Inception Date
                                                                                                                             Nov 28,
 2011
                    0

                   7/1999 7/2000 7/2001   7/2002 7/2003 7/2004                 7/2005 7/2006          7/2007 7/2008 7/2009 7/2010
 7/2011

Past performance is not indicative of future results. It is not possible to invest directly in an index.

Source: Bloomberg. Refer to the RBS NASDAQ -100 Trendpilot[] ETN pricing supplement for additional information.

The graph above is the historical performance of the NASDAQ -100([R]) Total
Return Index(SM) and the NASDAQ -100([R]) Total Return Index(SM) 100-Day Moving
Average. This illustration does not reflect any historical Trendpilot[] Index performance. The RBS NASDAQ -100([R]) Trendpilot[] Index (USD) was created on
November 28, 2011.

Note: (1) Index Dividend Yield means the sum of the gross dividends paid on the securities comprising the NASDAQ -100([R]) Total Return Index(SM) (which is a total return index) over the prior 12 months ending 6/30/2012 divided by the closing level of the price return version of the NASDAQ -100([R]) Total Return
Index(SM) as of 6/30/2012.

BNY Mellon China Select ADR Total Return Index℠

Historical index performance comparison – September 10, 2002 to June 30, 2012

BNY Mellon China Select ADR Total Return Index℠ (6/30/2003 to 6/30/2012) annualized returns

YTD	1-Year	3-Year	5-Year	10-Year	Best Annual Return	Worst Annual Return
1.37%	-22.40%	1.98%	-2.59%	-	69.73%	-22.40%

Index Dividend Yield[1] (as of 6/30/2012)	3.29%



Closing Level
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Above the 100-Day Moving Average
Below the 100-Day Moving Average
BNY Mellon China Select ADR Total Return Index℠
BNY Mellon China Select ADR Total Return Index℠ 100-Day Moving Average
S&P 500® Total Return Index
4,043.06
2,363.79
RBS China Trendpilot™ Index Inception Date Feb 27, 2012
9/2002
9/2003
9/2004
9/2005
9/2006
9/2007
9/2008
9/2009
9/2010
9/2011

Past performance is not indicative of future results. It is not possible to invest directly in an index.

Source: Bloomberg. Refer to the RBS China Trendpilot™ ETN pricing supplement for additional information.

The graph above is the historical performance of the BNY Mellon China Select ADR Total Return Index℠ and the BNY Mellon China Select ADR Total Return Index℠ 100-Day Moving Average. This illustration does not reflect any historical Trendpilot™ Index performance. The RBS China Trendpilot™ Index (USD) was created on February 27, 2012.

Note: (1) Index Dividend Yield means the sum of the gross dividends paid on the securities comprising the BNY Mellon China Select ADR Total Return Index℠ (which is a total return index) over the prior 12 months ending 6/30/2012 divided by the closing level of the price return version of the BNY Mellon China Select ADR Total Return Index℠ as of 6/30/2012.

9

RBS

Price of Gold Bullion

Historical index performance – October 20, 1975 to June 30, 2012

Price of Gold Bullion (6/30/1975 to 6/30/2012) annualized returns

YTD	1-Year	3-Year	5-Year	10-Year	Best Annual Return	Worst Annual Return
4.14%	6.18%	19.59%	19.70%	17.51%	135.50%	-34.81%



Closing Level
2,000
1,800
1,600
1,400
1,200
1,000
800
600
400
200
0
Above the 200-Day Moving Average
Below the 200-Day Moving Average
Price of Gold Bullion
Price of Gold Bullion 200-Day Moving Average
1,598.50
RBS Gold Trendpilot™ Index
Inception Date
Jan 24, 2011
10/1975
7/1978
5/1981
3/1984
12/1986
10/1989
8/1992
5/1995
3/1998
12/2000
10/2003
7/2006
5/2009
2/2012

Past performance is not indicative of future results. It is not possible to invest directly in an index.

Source: Bloomberg. Refer to the RBS Gold Trendpilot™ ETN pricing supplement for additional information.

The graph is the historical performance of the Price of Gold Bullion and the Price of Gold Bullion 200-Day Moving Average. This illustration does not reflect any historical Trendpilot™ Index performance. The RBS Gold Trendpilot™ Index (USD) was created on January 24, 2011.

10

Exchange Traded Note (ETN) performance

RBS Trendpilot ™ ETNs daily redemption value historical performance as of 06/30/2012 (%)

Daily redemption values[1]	Ticker	Inception date	1-Month (%)	3-Month (%)	1-Year (%)	Year-to date (%)	Since RBS ETN inception (%)
RBS US Large Cap Trendpilot™ ETN	TRND	12/6/10	4.04	-2.99	-3.39	8.94	4.85
RBS US Mid Cap Trendpilot™ ETN	TRNM	1/25/11	1.81	-5.17	-14.09	2.15	-8.78
RBS NASDAQ-100® Trendpilot™ ETN	TNDQ	12/8/11	-0.03	-7.54	-	11.82	11.55
RBS China Trendpilot™ ETN	TCHI	4/13/12	-0.03	-	-	-	-5.14
RBS Gold Trendpilot™ ETN	TBAR	2/17/11	-0.03	-0.10	6.41	5.16	15.75
RBS Oil Trendpilot™ ETN	TWTI	9/13/11	-0.03	-6.48	-	-1.52	2.42

Note: Cash Rate on 06/30/12 was 0.095%

The tables above present the actual performance of the RBS ETNs over the specified periods. Note that the daily redemption value at any given time may be more or less than the stated face amount of the RBS ETN or the price that was paid for the RBS ETN. For information regarding the perfomance of the relevant index that each RBS ETN tracks, please refer to the relevant pricing supplement filed with the US Securities and Exchange Commission ('SEC'). **Past performance does not guarantee future results.**

Note: (1) Includes the deduction of the annual investor fee, which accrues on a daily basis. The annual investor fee will be equal to: (i) (a) 1.00% per annum when the applicable Trendpilot™ Indices that are tracked by the RBS US Large Cap Trendpilot™ ETNs, RBS US Mid Cap Trendpilot™ ETNs, RBS Gold Trendpilot™ ETNs and the RBS NASDAQ-100® Trendpilot™ ETNs are tracking, respectively, the S&P 500® Total Return Index, the S&P MidCap 400® Total Return Index, the Price of Gold Bullion and the NASDAQ-100® Total Return Index℠ and (b) 1.10% per annum when the applicable Trendpilot™ Indices that are tracked by the RBS Oil Trendpilot™ ETNs and RBS China Trendpilot™ ETNs are tracking, respectively, the RBS 12-Month Oil Total Return Index and the BNY Mellon China Select ADR Total Return Index℠; and (ii) 0.50% per annum when any of the Trendpilot™ Indices that are tracked by the RBS ETNs are tracking the yield on a hypothetical notional investment in three-month US Treasury bills as of the most recent weekly auction (the 'Cash Rate').

11

RBS

Disclaimer

RBS China Trendpilot™ Index, RBS US Large Cap Trendpilot™ Index (USD), RBS US Mid Cap Trendpilot™ Index (USD) and RBS Gold Trendpilot™ Index (USD) are the property of The Royal Bank of Scotland plc, which has contracted with S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC) ("S&P Dow Jones Indices") to maintain and calculate these Trendpilot Indices. The S&P 500® Index and the S&P MidCap 400® Index are the exclusive property of S&P Dow Jones Indices and have been licensed for use by RBSSI and its affiliates in connection with the RBS US Large Cap Trendpilot™ Index (USD) and the RBS US Mid Cap Trendpilot™ Index (USD), respectively. S&P Dow Jones Indices shall have no liability for any errors or omissions in calculating these Trendpilot™ Indices. S&P® is a registered trademark of SPFS Standard & Poor's Financial Services LLC ("SPFS") and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones"). These trademarks have been licensed to S&P Dow Jones Indices. "Standard & Poor's®", "S&P®", "S&P 500®" and "S&P MidCap 400®" are registered trademarks of SPFS and together with the "Calculated by S&P Dow Jones Indices Custom" and its related stylized mark(s) have been licensed for use by RBSSI and its affiliates. The RBS China Trendpilot™ ETNs, RBS US Large Cap Trendpilot™ ETNs, RBS US Mid Cap Trendpilot™ ETNs and RBS Gold Trendpilot™ ETNs are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices, SPFS, Dow Jones, their affiliates or their third party licensors, and neither S&P Dow Jones Indices, SPFS, Dow Jones, their affiliates or their third party licensors make any representation regarding the advisability of investing in such RBS ETNs.

NASDAQ®, OMX®, NASDAQ OMX ®, NASDAQ-100 ®, NASDAQ-100 Index® and NASDAQ-100 ® Total Return Index℠ are registered trademarks and service marks of The NASDAQ OMX Group, Inc. and are licensed for use by RBS plc. The RBS NASDAQ-100 ® Trendpilot™ Index is the property of RBS plc. RBS plc has contracted with The NASDAQ OMX Group, Inc. (which with its affiliates and subsidiaries is referred to as the "Corporations") to calculate and maintain the RBS NASDAQ-100 ® Trendpilot™ Index, either directly or through a third party. Currently, the RBS NASDAQ-100 ® Trendpilot™ Index is calculated and maintained by Standard & Poor's ("S&P") on behalf of The NASDAQ OMX Group, Inc. S&P and the Corporations shall have no liability for any errors or omissions in calculating the Index. The RBS NASDAQ-100 ® Trendpilot™ ETNs, which are based on the RBS NASDAQ-100 ® Trendpilot™ Index, have not been passed on by the Corporations or S&P as to their legality or suitability and are not sponsored, endorsed, sold or promoted by the Corporations or S&P. **THE CORPORATIONS AND S&P MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE RBS NASDAQ-100 ® TRENDPILOT ™ ETNs.**

RBS Oil Trendpilot™ Index (USD) and RBS 12-Month Oil Total Return Index (USD) are the property of RBS plc and are calculated by NYSE Arca, a wholly-owned subsidiary of NYSE Euronext. The RBS Oil Trendpilot™ ETNs, which track the RBS Oil Trendpilot™ Index (USD) and RBS 12-Month Oil Total Return Index (USD), are not issued, sponsored, endorsed, sold or promoted by NYSE Arca, and NYSE Arca makes no representation regarding the advisability of investing in such ETNs. NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE RBS OIL TRENDPILOT™ INDEX (USD) OR RBS 12-MONTH OIL TOTAL RETURN INDEX (USD) OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE ARCA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

BNY Mellon is a corporate brand of The Bank of New York Mellon Corporation and may be used as a generic term to reference the corporation as a whole or its various subsidiaries. BNY Mellon and BNY Mellon ADR Indices and BNY Mellon DR Indices are service marks owned by The Bank of New York Mellon Corporation. This information is provided for general purposes only and is not investment advice. We provide no advice nor recommendations or endorsement with respect to any company, security or products based on any index licensed by BNY Mellon, and we make no representation regarding the advisability of investing in the same. BNY Mellon's Depositary Receipt business is conducted through BNY Mellon.

BNY Mellon does not guarantee the accuracy, timeliness and/or completeness of BNY Mellon ADR Indices and BNY Mellon DR Indices, or any associated indices, or any data included therein, and BNY Mellon shall have no liability for any errors, omissions, or interruptions therein. BNY Mellon makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to BNY Mellon ADR Indices and BNY Mellon DR Indices or any associated indices, or any data included therein, or any materials derived from such data. Without limiting any of the foregoing, in no event shall the company have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such

CALCULATED BY S&P DOW JONES INDICES Custom

RBS